Exhibit 99.1

Micro Focus International plc Completes Acquisition of NetManage

CUPERTINO, Calif., June 18, 2008 — Micro Focus International plc (LSE:MCRO) (“Micro Focus”), the leading provider of enterprise application management and modernization solutions, announced today the completion of the acquisition of NetManage, Inc. (NasdaqGM:NETM) (“NetManage”), a software company that provides the fastest way to transform legacy applications into new Web-based business solutions.

Stephen Kelly, Chief Executive Officer of Micro Focus, commented, “We are pleased to announce the closing of this transaction. Combining the businesses of Micro Focus and NetManage will provide the enlarged group with further opportunities for growth through a more comprehensive and broader product offering.”

Zvi Alon, Chairman and Chief Executive Officer of NetManage, added, “We feel confident that Micro Focus will continue to build on our legacy of specialized solutions for integrating, Web enabling, and accessing enterprise information systems. We would like to thank our shareholders, customers and employees for supporting us in concluding the transaction with Micro Focus whom we believe to be right parent for the business going forward.”

About NetManage

NetManage (NasdaqGM:NETM) is a software company that provides the fastest way to transform legacy applications into new Web-based business solutions. More than 10,000 customers worldwide, including the majority of the Fortune 500, have chosen NetManage for mission critical application integration. For more information, visit www.NetManage.com.

The NetManage logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2691

About Micro Focus

Micro Focus (LSE:MCRO.L) is a London Stock Exchange-listed software company headquartered in the UK which provides innovative software that allows companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization and Management software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. For additional information please visit www.MicroFocus.com.

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